Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES I AND II CLASS B SHAREHOLDERS

LITTLE ELM, Texas, September 9, 2011—Retractable Technologies, Inc. (NYSE AMEX: RVP) announced today that its Board of Directors has declared dividends to holders of Series I Class B and Series II Class B Convertible Preferred Stock in the amounts of $18,000 and $54,925, respectively.  The dividend amount is $0.125 per share for Series I Class B shareholders and $0.25 per share for Series II Class B shareholders.  Dividends have accrued at 10% per annum and cover amounts in arrears from June 30, 2011 through date of conversion or September 30, 2011, whichever is applicable.  The dividends will be paid on October 17, 2011 to shareholders of record as of the close of business on September 30, 2011.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan
Vice President and Chief Financial Officer
(888) 806-2626 or (972) 294-1010